EXHIBIT 99

NEWS RELEASE

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Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI’S PHASE 3 DATA PRESENTED AT ESMO 2022: NEOADJUVANT MULTIKINE ACHIEVED GROUNDBREAKING TUMOR RESPONSE & EXTENDED OVERALL SURVIVAL IN LOCALLY ADVANCED HEAD AND NECK CANCER

•	Poster presentations by Dr. Philip Lavin, a biostatistician for 80 FDA approvals/clearances, and Dr. József Tímár, Professor and Director of the Central Pathology Laboratory at Semmelweis University

•	View the posters here: LINK

Vienna, VA, September 12, 2022 - CEL-SCI Corporation (NYSE American: CVM) today announced two poster presentations were delivered at the European Society for Medical Oncology (EMSO) annual Congress on September 10, 2022 in Paris, France. Data presented were from the Company’s pivotal Phase 3 study, the largest study ever conducted in newly diagnosed locally advanced squamous cell carcinoma of the head and neck.

Poster Presentation: Early response to Neoadjuvant Leukocyte Interleukin Injection (LI) immunotherapy extends overall survival (OS) in locally advanced primary squamous cell carcinoma (SCC) of the head & neck (HN): the IT-MATTERS Study (Clinicaltrials.gov NCT01265849)

Summary of findings presented by Dr. Philip Lavin:

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Early tumor response (early response) to neoadjuvant Multikine-Treatment is noted before surgery (occurring at median 5 weeks post-randomization) adding credibility to the isolated impact of early treatment

•	Early response provides a positive signal to both patients and care providers (early in the treatment course)
•	Early response was noted only in the Multikine* (Leukocyte Interleukin Injection) treatment groups and not in the control group
•	Early response occurs in both the Lower Risk and Higher Risk groups for recurrence (Risk as defined per NCCN Guidelines)
•	Early response is prognostic and predictive for overall survival in:

	o	The overall population; and
	o	The Lower Risk population
•	Benefit was also seen in Multikine-treated Lower Risk non-responders

Dr. Lavin commented, “The IT-MATTERS study is groundbreaking by having achieved 45 RECIST documented neoadjuvant responses including 5 complete responses confirmed at surgery by pathology.  All responses were limited to the Multikine treatment groups, which is a 1 in 100 billion chance event.  Response mattered; the overall survival was >3x longer for responders vs non-responders.”

Dr. Lavin is a well-known biostatistician with a long history supporting clinical trials for product registrations, reimbursements, and public health advancement. He has served as the Lead Biostatistician for 80 FDA approvals including 43 PMAs, 23 NDAs, 8 510Ks, 4 BLAs, and 2 de novos with more pending. These approvals have resulted in >$25B in increased valuations. Dr. Lavin also advised the FDA from 1983 through 2015 on product approvals and public policy matters as a Special Government Employee.

Poster Presentation: Histopathology (HP) biomarkers confirm Leukocyte Interleukin Injection (LI) treatment (Tx) outcome in naïve locally advanced primary head & neck squamous cell carcinoma (SCCHN) the IT-MATTERS Study (Clinicaltrials.gov NCT01265849)

Summary of findings presented by Dr. József Tímár:

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Pre-defined markers, ratios, and combinations derived from Multikine treated tumor samples at surgery contribute to Multikine efficacy for all three efficacy endpoints (OS), progression free survival (PFS), and local regional control (LRC)

•	Broad representation of markers, ratios, and combinations overall and for Lower Risk (LR) for the OS, PFS, LRC efficacy study endpoints
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There were 61 (21.9%) favorable overall and 54 (19.4%) favorable Lower Risk treatment group outcomes (much beyond 2.5% chance) and only a total of five instances (1.9%) [all High Risk] having unfavorable treatment group outcome (within the realm of chance)

•	These biomarkers were prognostic for superior efficacy of the post surgery adjuvant radiotherapy as compared to adjuvant chemoradiotherapy
•	The results support the Lower Risk treatment advantage (0.68 HR, Wald p<0.05) significantly favoring Multikine+CIZ+ SOC vs SOC alone

Dr. Timar stated, “Biomarker analysis indicated that low expression of tumor cell PDL1, high density of most of the immune cell types (CD4, CD8, T cells, B cells, macrophages), high CD4/CD8 and low CD8/FOXP3 ratios as well as high density of CTLA4 and CD25 positive cells, were all predictive of Multikine efficacy in the Multikine treated population.”

József Tímár MD, PhD, DSc, is a prominent and highly respected pathologist. He is Professor Department of Pathology, Forensic and Insurance Medicine at Semmelweis University in Budapest, Hungary, and served as the Director of the Central Pathology Laboratory for the IT-MATTERS study. With 174 peer reviewed studies published, Dr. Timar is a founding editor, editor in chief, or a member of the editorial board of four oncology journals. He is the recipient of a dozen honors and awards for excellence in cancer research and teaching.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study CEL-SCI treated patients who are newly diagnosed with advanced primary squamous cell carcinoma of the head and neck with the investigational product Multikine first, BEFORE they received surgery and radiotherapy or surgery plus concurrent radiotherapy and chemotherapy (the current standard of care for these patients). This approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection) received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck. CEL-SCI believes that this Phase 3 study is the largest Phase 3 study in the world for the treatment of advanced primary head and neck cancer.

Multikine is designed to help the immune system “see” the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor. The Phase 3 study was started in early 2011 and was fully enrolled with 928 patients in September 2016.  To prove an overall survival benefit, the study required CEL-SCI to wait until at least 298 (deaths) events had occurred among the two main comparator groups.

The Company’s LEAPS technology is being developed for rheumatoid arthritis. The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2021. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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